Exhibit 10.32

Brighthouse Services, LLC
Deferred Compensation Plan for Non-Management Directors
Effective as of December 1, 2019

1.
Establishment and Purpose. The Company hereby establishes the Plan, as set forth in this document. The purpose of the Plan is to provide an opportunity for non-employee directors of Brighthouse, the indirect parent of the Company, to delay receipt of certain compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation from the date of deferral. The Plan is unfunded and will be administered in compliance with Legal Deferral Requirements.

2.	Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:

2.1
“Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by the Company.

2.2	“Board” or “Board of Directors” means the Board of Directors of Brighthouse.

2.3	“Brighthouse” shall mean Brighthouse Financial, Inc.

2.4	“Cash Portion” shall mean the portion of the Deferred Compensation Account that corresponds to a Director’s cash fees that were deferred pursuant to a Deferral Election.

2.5	“Change of Control” shall have the same meaning as in the Stock Compensation Plan.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company” shall mean Brighthouse Services, LLC.

2.8	“Compensation” shall mean a Director’s cash fees and Restricted Stock Units, Restricted Stock, or Brighthouse common stock paid for services as a member of the Board.

2.9	“Deferral Election” shall mean a written document executed by the Director specifying the Director’s instructions regarding the matters addressed by Section 4 of this Plan.

2.10	“Deferred Compensation Account” shall mean a record-keeping account established for the benefit of a Participant to which Compensation deferred by a

Participant is credited in accordance with the terms of this Plan. The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.

2.11	“Director” shall mean a non-employee member of the Board.

2.12	“Investment Tracking” shall mean the adjustment of value to reflect simulated investment performance of an Investment Tracking Fund or Brighthouse common stock.

2.13	“Investment Tracking Funds” shall mean those funds and vehicles described in Section 5 of this Plan.

2.14	“Legal Deferral Requirements” shall mean requirements under law to achieve deferral of income taxation, including but not limited to Code Section 409A and any regulations promulgated thereunder.

2.15	“Participant” shall mean each Director who has at any time deferred Compensation by operation of a Deferral Election under this Plan and has a Deferred Compensation Account in the Plan.

2.16	“Plan” shall mean this Brighthouse Services, LLC Deferred Compensation Plan for Non-Management Directors.

2.17	“Plan Administrator” shall mean the Plan Administrator of the Brighthouse Services, LLC Savings Plan and Trust, including any person to whom such office has been delegated consistent with such plan.

2.18	“Reallocation Election” shall mean a written document executed by the Participant specifying the Participant’s instructions regarding the matters addressed by Section 5 of this Plan.

2.19	“Stock Compensation Plan” shall mean the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan, as amended from time to time, and any successor thereto.

2.20
“Stock Portion” shall mean the portion of the Deferred Compensation Account that corresponds to a Director’s Restricted Stock Units, Restricted Stock, or Brighthouse common stock that was deferred pursuant to a Deferral Election.

2.21
“Total Return” shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during the applicable period, less any management fees or other expenses applicable to the fund or investment serving as the basis for Investment Tracking Fund, as determined by the Plan Administrator in its discretion.

2.22	“Unforeseeable Emergency” shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the

Participant or a dependent of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or cannot be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under Section 9 of this Plan consistent with Legal Deferral Requirements.

3.	Plan Administration.

3.1	The Plan Administrator shall administer the Plan.

3.2
The Plan Administrator may establish, amend, and rescind administrative rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Company and its Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan, which determinations need not be uniform for all Participants. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

3.3	Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

3.4
The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Directors and Participants as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds and Brighthouse common stock). Subject to the provisions of Sections 16 and 17 of this Plan, the Plan Administrator may, in its discretion, adjust the value of Deferred Compensation Accounts on a basis other than as prescribed in Deferral Elections or Reallocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Participant.

3.5
Except to the extent prohibited by law, communication by the Plan Administrator (or its delegate) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

3.6
The Plan Administrator may appoint such agents, who may be officers or employees of the Company, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professionals as it deems desirable and may rely on any opinion received from any such professional or from its agent.

4.	Deferral Elections.

4.1
At such times as are determined by the Plan Administrator, each Director may complete and submit to the Plan Administrator a Deferral Election applicable to the Director’s Compensation payable for services performed in the following calendar year. The Plan Administrator shall prescribe the form(s) of Deferral Election. Any such Deferral Election shall remain in effect for Compensation payable for services performed in subsequent calendar years until revoked or modified by the Director. This means that the same deferral election in effect for the first year a Director chooses to participate in the Plan (including the percentage of cash or equity deferred) will be carried forward to each subsequent calendar year unless revoked or modified by the Director within the approved enrollment time frame. Consequently, after the initial election by a Director the specific calendar year elected pursuant to Section 4.4 shall be increased by one each subsequent calendar year following the initial Deferral Election. The first such Deferral Election opportunity shall be offered in 2019 with respect to Compensation payable for services performed in 2020.

4.2
Notwithstanding Section 4.1, in the case of an individual who first becomes a Director after this Plan becomes effective, such Director may complete and submit to the Plan Administrator a Deferral Election applicable to the Director’s Compensation payable for services performed after the Deferral Election is made. Such a Deferral Election must be made no later than 30 days after the date the individual becomes a Director and shall only apply to compensation earned after the date the Deferral Election is made. Any such Deferral Election shall remain in effect for Compensation payable for services performed in subsequent calendar years until revoked or modified by the Director as described in Section 4.1 above.

4.3	The Plan Administrator may offer a Participant the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election:

(a)	the percentage, in 10% increments from 10% to 100%, of the Director’s Compensation that consists of cash fees that the Director wishes to defer into a Deferred Compensation Account;

(b)
    the percentage, in 10% increments from 10% to 100%, of the Director’s Compensation that consists of Restricted Stock Units, Restricted Stock, or Brighthouse common stock that the Director wishes to defer into a Deferred Compensation Account;

(c)	the Investment Tracking Fund(s) that will be used to adjust the value of the Cash Portion of the Participant’s Deferred Compensation Account;

(d)	the year in which the Participant wishes the payment of the Deferred Compensation Account to begin;

(e)	whether the Participant’s Deferred Compensation Account is to be paid in a single lump sum or annual installments; and

(f)	if the Participant’s Deferred Compensation Account is to be paid in annual installments, the number (not to exceed fifteen (15)) of such installments.

4.4
With respect to Section 4.3(d), each Deferral Election shall indicate the year in which the Director wishes to receive payment from a Deferred Compensation Account by indicating a specific calendar year that is at least three calendar years following the calendar year in which the Compensation subject to the Deferral Election would have otherwise been earned. The Deferral Election made under this Section 4.4 shall be binding and irrevocable and cannot be changed.

4.5
The Plan Administrator may, in its discretion, reject and/or reform any Deferral Election, in whole or in part, due to (a) inconsistency of the Deferral Election with this Plan; (b) inconsistency of the Deferral Election with compliance with legal requirements; (c) inconsistency of the Deferral Election with Legal Deferral Requirements; or (d) any other lawful basis.

4.6
A Deferral Election with respect to a Director’s Restricted Stock Units, Restricted Stock, or Brighthouse common stock is an election to defer payment of the equity compensation until the date specified in the Deferral Election. The other terms and conditions of the applicable equity compensation, including vesting and forfeiture provisions if applicable, shall continue to apply until payment under the equity compensation would otherwise have been made under the terms of the equity compensation. Any payment of Brighthouse common stock pursuant to this Plan shall be made under the Stock Compensation Plan, under which such shares are authorized to be paid.

4.7
For purposes of applicable determinations pursuant to Legal Deferral Requirements, to the extent any Deferred Compensation Account is to be paid in annual installments, such payments shall constitute a single payment.

5.	Cash Portion - Investment Tracking.

5.1
Except as provided in Section 3.4 of this Plan, the value of the Cash Portion of each Participant’s Deferred Compensation Account shall be adjusted to reflect the simulated investment performance on a Total Return basis using the Investment Tracking Funds described in Section 5.2, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment Tracking Funds, for such period(s) of time determined under the Plan until they are paid. To the extent permitted by the Plan Administrator, each Participant may select from among the Investment Tracking Funds for purposes of such valuation in the Participant’s Deferral Election and Reallocation Elections.

5.2
The Plan Administrator shall determine in its discretion any method(s) of Investment Tracking that will be available from time to time. The methods of Investment Tracking described in or determined under this Section 5.2 shall be available for Deferral Elections and Reallocation Elections. To the extent the methods of Investment Tracking are changed, or otherwise as the Plan Administrator determines in its discretion, the Plan Administrator may require the Participant to make an appropriate change in the Participant’s Investment Tracking or may unilaterally impose a method of Investment Tracking.

5.3	Reallocation Elections.

5.3.1
The Participant may change the Investment Tracking Funds used to adjust either (a) the value of new contributions to the Cash Portion of his/her Deferred Compensation Account, from the date(s) Compensation is deferred rather than paid; and/or (b) the value of the Participant’s existing Cash Portion of the Deferred Compensation Account.

5.3.2	Unless the Plan Administrator determines otherwise, a Reallocation Election shall be effective on the first business day after it is received by the Plan Administrator.

6.
Stock Portion – Investment Tracking. The Stock Portion of each Participant’s Deferred Compensation Account shall be treated as invested in Brighthouse common stock. The Stock Portion of the Deferred Compensation Account will be credited with dividend equivalents at the same time and in the same amounts as an actual share of Brighthouse common stock is credited with dividends, and such dividend equivalents will be treated as immediately reinvested in additional Brighthouse common stock. A Participant will have no voting rights or other rights of a shareholder with respect to the Stock Portion of the Deferred Compensation Account. The Stock Portion of the Deferred Compensation Account will be subject to adjustment to the same extent that equity compensation is adjusted in accordance with Section 11.2 of the Stock Compensation Plan.

7.
Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Director and Participant may designate a beneficiary or beneficiaries (who may be named contingently, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment from the Participant’s Deferred Compensation Account after the death of such Participant. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. If a Participant dies without a valid beneficiary designation, such Participant’s Deferred Compensation Account will be paid as described in Section 8.6.

8.	Payment of Deferred Compensation Accounts.

8.1
Cash Portion – Amount and Medium. Except as provided in Section 3.4 of this Plan, the amount of payment(s) from the Cash Portion of each Deferred Compensation Account shall reflect the value of such Cash Portion through the last business day of the month preceding the date each payment from the Cash Portion of the Deferred Compensation Account is payable, as adjusted for Investment Tracking. If payment from the Cash Portion of the Deferred Compensation Account is to be made in installments, then the amount of each installment will be determined by dividing the value of the Cash Portion at the time each payment is due by the remaining number of installments until the last such installment payment is made. The form of payment of the Cash Portion of the Deferred Compensation Accounts shall be cash.

8.2
Stock Portion – Amount and Medium. Payments from the Stock Portion of each Deferred Compensation Account shall equal the number of shares held as Investment Tracking on the date of payment, rounded down to the nearest whole share. If payment from the Stock Portion of the Deferred Compensation Account is to be made in installments, then the amount of each installment will be determined by dividing the number of shares held as Investment Tracking on the date of each payment by the remaining number of installments until the last such installment payment is made, rounding down to the nearest whole share for each payment. The form of payment of the Stock Portion of the Deferred Compensation Accounts shall be Brighthouse common stock. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, determine to pay amounts held in the Stock Portion of the Deferred Compensation Account in the form of cash, in which case the value of the Stock Portion will be determined on the last day of the month preceding the payment date and converted to cash which shall be allocated to the Schwab Government Money Fund Tracking Fund. From that point forward, the amount of payment will be determined in the same manner as the Cash Portion of the Deferred Compensation Account as set forth in Section 8.1.

8.3	Timing and Form of Payments.

8.3.1
Distribution(s) from a Participant’s Deferred Compensation Account shall begin upon the earlier of (a) May of the calendar year set forth in the Participant’s Deferral Election or (b) within 60 days after the date on which the Participant incurs a separation from service within the meaning of Section 409A of the Code.

8.3.2
Notwithstanding any of the other terms of this Section 8.3, to the extent any of the Participant’s Deferred Compensation Account is payable pursuant to Sections 9 or 10, payment shall be made in a single lump sum.

8.3.3
Payment(s) of a Participant’s Deferred Compensation Account shall be made in accordance with the timing set forth in this Section 8.3, or at such other time after any delays in payment required under Legal Deferral Requirements have passed. In no event shall the Company, any Affiliate, or the Plan have any liability to anyone on account of payment being made later than the date payable due to administrative considerations or otherwise.

8.3.4	Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.

8.4
No Re-Deferrals. The timing for distribution of a Participant’s Deferred Compensation Account set forth in Section 8.3 is not subject to change and no re-deferral of such Deferred Compensation Account will be permitted.

8.5	To Whom Paid. Except as otherwise provided in this Plan, all payments of a Participant’s Deferred Compensation Account will be made to the Participant.

8.6
Payments Upon Death. If a Participant dies on any date prior to the date all required payments under the Plan have been made, all unpaid amounts in the Participant’s Deferred Compensation Account shall be paid in a single lump sum in cash or equity or both, based on the amounts in the Cash Portion and Stock Portion of the Deferred Compensation Account and determined in the manner specified in Sections 8.1 and 8.2 for lump sum distributions, to the beneficiary designated by the Participant. Such payment will be made as soon as reasonably practicable following notification to the Plan Administrator of a Participant’s death, but in no event later than the end of the calendar year following the calendar year of the Participant’s death. If the Participant’s designated beneficiary has not survived the Participant, or the Participant has designated no beneficiary for purposes of this Plan, such payment will be made to the Participant’s estate.

8.7
Effect of Taxes. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his/her beneficiary, including but not limited to any tax liabilities arising out of Legal Deferral Requirements. Although payments under this Plan will not generally be subject to tax withholding, to the extent any payments are subject to tax or other withholding, the Plan Administrator is authorized to withhold from such payments to the extent required by law. Distributions of both the Cash Portion and Stock Portion will generally be tax reported on IRS Form 1099-MISC as “non-employee compensation” for the year of the distribution.

8.8
No Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. Except as provided in Section 18, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.

8.9
Recovery of Overpayments. In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to the Company as requested by the Company.

9.	Hardship Accommodations.

9.1
Upon the written request of a Director or Participant, the Plan Administrator may, in its discretion and in light of any facts or considerations it deems appropriate, find that the Director or Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Director or Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Director or Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator finds, in its discretion, that such a suspension of deferral is insufficient to address the Participant’s Unforeseeable Emergency, make payment of all or a portion of the Participant’s Deferred Compensation Account. The Plan Administrator shall provide the Director or Participant with written notice of its determinations in response to the Director’s or Participant’s request. Notwithstanding any other provision of this Section 9, if other funds are available to the Director or Participant, the request under this Plan will not be considered.

9.2
The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency plus any amounts necessary to pay any of the Participant’s federal, state or local income taxes reasonably anticipated to result from such distribution and shall not exceed the total value of the Participant’s Deferred Compensation Account under the Plan. In determining the amount to be distributed from the Plan on a finding of an Unforeseeable Emergency, the Plan Administrator shall consider the availability of funds from other sources to satisfy the Unforeseeable Emergency and shall offset those available amounts from the amount distributed from this Plan. No accommodation pursuant to this Section 9 shall be implemented in manner or at a time when prohibited or punishable by any applicable Affiliate policy or law.

9.3
If the Director or Participant participates in any other deferred compensation plan of the Company or an Affiliate, the Plan Administrator may coordinate the operation of this Section 9 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual’s deferrals have the lowest value.

9.4	To the extent that the value of the Participant’s Deferred Compensation Account is reduced, the value tracked according to each Investment Tracking Fund and amount treated as invested in Brighthouse common stock shall be reduced proportionate to the total value of the Deferred Compensation Account being tracked in that Investment Tracking Fund and amount treated as invested in Brighthouse common stock.

10.
Unilateral Payment Consistent with Law. In those circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion, and regardless of the Participant’s wishes, pay a Participant the value of the Participant’s Deferred Compensation Account in whole or in part. No payment pursuant to this Section 10 shall be made in manner or at a time when prohibited or punishable by any applicable law.

11.
Nature of Liability. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of the Company and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting or communicating the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant’s Deferred Compensation Account are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of the Company or any other patty. All Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of the Company or any Affiliate. Although the Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, in no event shall the Company, any Affiliate, or the Plan have any liability to anyone for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.

12.
No Guarantee of Directorship; No Limitation on Company Action. Nothing in this Plan shall interfere with or limit in any way the right of Brighthouse to establish the terms and conditions of a Director’s services, including but not limited to the Director’s compensation, or to terminate the services of a Director, nor confer on any Director the right to continue as a Director. Nothing in this Plan shall limit the right of the Company or Brighthouse to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant’s right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

13.
Term of Plan. This Plan shall be effective with regard to Compensation payable on and after January 1, 2020 and shall continue in effect unless and until it is terminated pursuant to its terms. The Plan Administrator may solicit and receive Deferral Elections prior to the dates this Plan and any amended and restated terms and any amendment to the Plan are effective.

14.	Governing Law. The Plan shall be governed by and construed in accordance with North Carolina law, without regard to its conflict of laws principles.

15.
Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between a Director or Participant and an Affiliate with regard to the Plan or Deferred Compensation Accounts. There are no third-party beneficiaries to this Plan, other than Participants’ respective beneficiaries designated under the terms of this Plan.

16.
Amendment and Termination. To the extent permissible under law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination.

17.
Limitations on Amendment After a Change of Control. Notwithstanding any other provision of this Plan, no amendments can be made to this Plan after a Change of Control that would, in any way, reduce the amount in Deferred Compensation Accounts accrued under the Plan for any Participant as of the date the Change of Control occurred. Amendments to Investment Tracking Funds under this Plan after a Change of Control cannot eliminate all Investment Tracking Funds that have a fixed rate of return. The adjustment to the value of the Participant’s Deferred Compensation Account under any such fixed Investment Tracking Funds may not fall below zero. Further, no amendments or modifications to the timing and form of distributions available under this Plan can be made after a Change of Control has occurred.

18.
Domestic Relations Orders. The Plan Administrator shall designate or otherwise recognize the attachment of any portion of a Participant’s Deferred Compensation Account in favor of the Participant’s spouse or former spouse to the extent such action is mandated by the terms of a domestic relations order as defined in Section 414(p) of the Code, and otherwise as determined by this Plan. The Plan Administrator will distribute the portion so assigned in a lump sum to the spouse or former spouse in the calendar year following the year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and Legal Deferral Requirements.